Exhibit 10.18
December 2, 2005
Mr. Jesse P. Orsini
305 Tampico Street
Irving, Texas 75062
Dear Jesse:
     Thank you again for agreeing to serve as interim President and Chief Executive Officer of CARBO Ceramics Inc. while the Company conducts a search for a permanent successor. At this critical time, the Company needs you, and your presence there provides me personally with great comfort and confidence. I am sure that the staff and other shareholders share this view.
     As we have discussed, your appointment will be effective on December 2, 2005, and you will have such duties and responsibilities as are consistent with your positions. You perhaps know what they are better than we do. The Board has also elected you a Director, and they anticipate that you will serve in that role during your employment.
     As compensation for your services, the Company will pay you $75,000 per month, in accordance with its normal payroll practices. I know that your undertaking this job will entail disruptions and inconveniences to you and your family, so the Company expects to pay you for a minimum of six months (unless you are unwilling to continue serving). At the end of six months, your employment will be extended automatically for successive one-month periods, at the rate of $75,000 per month, unless one month’s notice otherwise is given by either of us.

With great respect and thanks,

William C. Morris
Chairman of the Board
For CARBO Ceramics Inc.
Agreed to and accepted:

/s/ Jesse P. Orsini
Jesse P. Orsini